 Exhibit 99.1

 All transactions listed below relate to purchases of Common Stock of
 Central Garden & Pet Company on December 4, 2007.

 SHARES  PRICE  SHARES BENEFICIALLY OWNED AFTER TRANSACTION

  3,500   5.47    1,079,483
  7,800   5.48    1,087,283
 12,322   5.49    1,099,605
 47,218   5.50    1,146,823
  5,500   5.51    1,152,323
  2,700   5.52    1,155,023
  3,930   5.53    1,158,953
 10,540   5.54    1,169,493
  7,400   5.55    1,176,893
  1,600   5.56    1,178,493
  3,390   5.57    1,181,883
  4,200   5.58    1,186,083
  5,001   5.59    1,191,084
 23,999   5.60    1,215,083
 49,500   5.61    1,264,583
 10,600   5.62    1,275,183
    800   5.63    1,275,983